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Exhibit 4.10

                               CYRAS SYSTEMS, INC.

            4 1/2% Convertible Subordinated Notes Due August 15, 2005

                          THIRD SUPPLEMENTAL INDENTURE
                           Dated as of March 29, 2000

                                       to

                                    INDENTURE
                           Dated as of August 18, 2000

             STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.


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                          THIRD SUPPLEMENTAL INDENTURE


            THIRD SUPPLEMENTAL INDENTURE (the "Third Supplemental Indenture") dated as of March 29, 2001, between Cyras Systems, Inc., a Delaware corporation (the "Company"), CIENA Corporation, a Delaware corporation ("CIENA"), and State Street Bank and Trust Company of California, N.A., a national banking association organized and existing under the laws of the United States (the "Trustee").


                                   WITNESSETH:

            WHEREAS, there has previously been executed and delivered to the Trustee an indenture dated as of August 18, 2000 (as amended and supplemented to date, the "Indenture"), providing for the issuance of $150,000,000 in aggregate principal amount of the Company's 4 1/2% Convertible Subordinated Notes due August 15, 2005 (the "Notes"); and

            WHEREAS, the Company, CIENA and CO Acquisition Corp. have entered into an Agreement and Plan of Merger, dated as of December 18, 2000, pursuant to which the Company will, substantially concurrently with the execution and delivery of this Third Supplemental Indenture, be a party to a merger with CO Acquisition Corp. (the "Merger"), and will thereby become a wholly-owned subsidiary of CIENA; and

            WHEREAS, pursuant to the Merger, each outstanding share of Common Stock of the Company is being converted into shares of common stock of CIENA; and

            WHEREAS, Section 4.11 of the Indenture requires that, as a condition precedent to a transaction such as the one contemplated by the Merger, a supplemental indenture be executed and delivered by the successor providing that the Holders of the Notes shall have the right to convert the Notes into the kind and amount of shares of CIENA common stock receivable in the Merger by holders of the number of shares of Common Stock of the Company deliverable upon conversion of the Notes immediately prior to the Merger; and

            WHEREAS, Section 4.11 of the Indenture requires that the supplemental indenture shall further provide for adjustments of the Conversion Price that are as nearly equivalent as practicable to the adjustments of the Conversion Price provided in Article 4 of the Indenture, and shall contain such additional provisions as the Board of Directors shall reasonably consider necessary to protect the interests of the Holders of the Securities; and


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            WHEREAS, Section 4.11 of the Indenture requires that in the event of a transaction such as the one contemplated by the Merger, the Conversion Price is set at $55.40, subject to adjustment upon certain events pursuant to Section 4.6, including a stock split; and

            WHEREAS, on November 28, 2000, the Company effected a three-for-one split of its outstanding Common Stock, requiring adjustment pursuant to Section 4.6; and

            WHEREAS, in accordance with Sections 11.1 and 12.4 of the Indenture, the Company is concurrently delivering to the Trustee an Officers' Certificate and an Opinion of Counsel; and

            WHEREAS, all acts and proceedings required by law, under the Indenture and by the respective Certificates of Incorporation of the Company and CIENA to constitute this Third Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Third Supplemental Indenture have been in all respects duly authorized by each of the Company and CIENA.

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, CIENA and Trustee hereby agree as follows:

      1. For the purposes of this Third Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:
(i) the capitalized terms and expressions used herein shall have the same meaning as corresponding terms and expressions used in the Indenture; and (ii) the words, "herein," "hereof," and hereby" and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

      2. Pursuant to the provisions of Section 4.11 of the Indenture, from and after the effective time of the Merger, a Holder of any Note may, at any time prior to the Final Maturity Date, convert the principal amount of such Note (or any portion thereof equal to $1,000 or an integral multiple of $1,000) into shares of CIENA common stock $0.01 par value, at a Conversion Price of $144.64, subject to earlier termination of such right if the Note is called for redemption under Article 3 of the Indenture.

      3. From and after the effective time of the Merger, a Change of Control of CIENA shall have the same effect as a Change of Control of the Company under the Indenture, and a Change of Control of CIENA shall mean the same as "Change of Control," as defined in Section 3.8 of the Indenture, substituting CIENA for the Company in that definition.

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      4.    In accordance with Section 4.11 of the Indenture, from and after the
Effective Time of the Merger adjustments to the Conversion Price as established by Section 2 of this Supplemental Indenture are to be as nearly equivalent as practicable to the adjustments provided for in Sections 4.6, 4.7, and 4.8 of the Indenture, as if CIENA had been named in those sections as the Company. In the event of an adjustment to the Conversion Price under Sections 4.6, 4.7 and 4.8 of the Indenture, CIENA will provide to the Trustee an Officers' Certificate of CIENA equivalent to and with the same effect as the Officers' Certificate contemplated by Section 4.9.

      5. Conversion of the Notes into CIENA common stock shall take place in the manner and under the terms provided for conversion by Sections 4.2, 4.3, and
4.4 of the Indenture.

      6. From and after the effective date of the Merger, and from time to time as may be necessary thereafter, CIENA shall reserve, out of its authorized but unissued CIENA common stock, a sufficient number of shares of CIENA common stock to permit the conversion of all outstanding Notes into shares of CIENA common stock. Such shares of CIENA common stock shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim. CIENA will endeavor to promptly comply with all federal and state securities laws regulating the offer and delivery of shares of common stock upon conversion of Notes, if any, and will list or cause to have quoted such shares of CIENA Common Stock on each national securities exchange or on the NASDAQ National Market or other over-the-counter market or such other market on which the CIENA Common Stock is then listed or quoted.

      7. From and after the effective date of the Merger, CIENA will comply with the notice requirement of Section 4.10 as if CIENA had been named as the Company for purposes of that section.

      8. With the exception of the last two sentences of the first paragraph of Section 4.11, from and after the effective date of the Merger, CIENA will comply with the first paragraph of Section 4.11 as if CIENA had been named as the Company in that portion of Section 4.11.

      9. From and after the effective date of the Merger, CIENA may from time to time reduce the Conversion Price in the manner and within the limitations contemplated by Section 4.13.

      10. From and after the effective date of the Merger, CIENA will comply with the terms of Article 7 of the Indenture as if CIENA was named as the Company in Article 7 of the Indenture.

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      11.   From and after the effective date of the Merger, failure of CIENA to comply with any of its agreements contained in this Third Supplemental Indenture shall constitute an Event of Default for purposes of Article 8 of the Indenture. Notwithstanding the previous sentence, failure of CIENA to comply with any of its agreements contained in this Third Supplemental Indenture shall not be an Event of Default until the Trustee notifies CIENA and the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding notify CIENA, the Company and the Trustee, of the default, and CIENA does not cure the default within 60 days after receipt of such notice. The notice given pursuant to this paragraph must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." When any default under this paragraph is cured, it ceases. The Trustee shall not be charged with knowledge of an Event of Default unless written notice thereof shall have been given to a Trust Officer at the Corporate Trust Office of the Trustee by CIENA, the Company, a Paying Agent, any Holder or any agent of any Holder.

      12. Upon request of the trustee, CIENA will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Third Supplemental Indenture.

      13. The Trustee accepts the amendment of the Indenture effected by this Third Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, including the terms and conditions as set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities in the performance of the trust created by the Indenture, as hereby amended, and without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company and CIENA and makes no representations as to the validity or sufficiency of this Third Supplemental and shall incur no liability or responsibility in respect of the validity thereof.

      14. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed by the Company and Trustee, and all the terms conditions and provisions shall remain in full force and effect.

      15. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated shall be bound hereby.

      16. This Third Supplemental Indenture may be executed in any number of counterparts each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

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      17.   This Third Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.

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      IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental
Indenture to be executed all as of the day and year first above written

                                 CIENA CORPORATION

                                 By:   /s/ MICHAEL O. MCCARTHY III
                                      ----------------------------
                                 Its:  Senior Vice President and General
                                       Counsel


                                 CYRAS SYSTEMS, INC.


                                 By:   /s/ SHEKHAR MANDAL
                                      ----------------------------------------
                                 Its:  Vice President for Finance and
                                       Administration, and Chief Financial
                                       Officer


                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CALIFORNIA, N.A., as Trustee


                                 By:   /s/ STEPHEN RIVERO
                                      ----------------------------------------
                                 Its:  Vice President





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